Exhibit 99.3

WeWork Announces Emergence from Chapter 11 and New Leadership Appointments

John Santora named Chief Executive Officer

New York, NY—June 11, 2024 – WeWork, the leading global flexible space provider, today announced it has successfully emerged from Chapter 11 and completed its global operational and financial restructuring. The Company also announced its new Board of Directors and the appointment of John Santora as Chief Executive Officer, and a director of the Company, effective June 12, 2024. This follows WeWork’s prior announcement that David Tolley has stepped down as CEO and as a director of the Company following the completion of its global restructuring.

Anant Yardi, Founder and CEO, Yardi Systems, said: “Today is a pivotal moment in WeWork’s history. WeWork’s emergence from Chapter 11 in the U.S. and Canada, as well as the completion of its global restructuring, is the culmination of months of hard work and commitment and I am grateful to everyone who has enabled this successful outcome. I want to personally thank David for guiding the Company through this complex process with vision and great skill, leaving us well-positioned for future growth. I also want to welcome John, who I have known and worked with for many years and is the perfect leader to take us forward.

“While much has changed, we remain steadfastly committed to the core elements that make WeWork so special: our incredible community, our beautifully designed spaces, our innovative technology, our global scale and our entrepreneurial spirit. We now look forward with renewed purpose to ensure that we provide the highest level of service to all of our members and stakeholders and operate as their trusted partner.”

Mr. Santora joins WeWork from Cushman & Wakefield, where he most recently served as the firm’s Tri-State Chairman. He is one of the commercial real estate industry’s most experienced executives. Over more than 40 years at Cushman & Wakefield, Mr. Santora has held a number of leadership roles, including CEO of North America, the firm’s largest region. Prior to his appointment as Tri-State Chairman, Mr. Santora served as Global Chief Operating Officer and Chief Integration Officer.

Mr. Santora said: “I am delighted to join WeWork at this exciting moment in the Company’s history. Thanks to the tireless efforts of the entire organization, we are well-positioned to look optimistically to the future and to realize the incredible potential of this wonderful company. I firmly believe that flexible work is no longer just an option, but rather a strategic imperative for companies wanting to maximize the efficiency of their real estate footprint, as well as their dynamic workforce. While there is much work to do, with these supportive, structural trends, and a restructured organization in place, I could not be more confident in our future and I am energized and excited by the challenge that lies ahead.

“I would also like to take this moment to thank all of my colleagues, partners and clients—and the entire Cushman & Wakefield family, past and present—who I have had the sincere pleasure and honor to work with over the past 47 years. I am so proud of how the firm has evolved and I wish everyone associated with the company the very best.”

Board of Directors

Following its emergence from Chapter 11 in the U.S. and Canada, WeWork also announced its new Board of Directors:

•	Anant Yardi, Founder and Chief Executive Officer of Yardi Systems

•	Adnan Ahmad, Advisor, Yardi Systems

•	Arnie Brier, Senior Vice President and General Counsel, Yardi Systems

•	Jason Yardi, Senior Director, Technology, Yardi Systems

•	Daniel Ehrmann, Partner and Head of Restructuring at King Street

•	Jagannath Iyer, Partner at SoftBank Investment Advisers

•	John Santora, Chief Executive Officer, WeWork

About WeWork

WeWork was founded in 2010 with the vision to create environments where people and companies come together and do their best work. Since then, we’ve become a leading global flexible space provider committed to delivering technology-driven turnkey solutions, flexible spaces, and community experiences. For more information about WeWork, please visit us at wework.com.

Contact:

Press

press@wework.com